Exhibit 99.1

Explanatory Note

(1) Represents the exchange of limited liability company units (“LLC Units”) of AIDH Topco, LLC (“Definitive OpCo”), a subsidiary of the Issuer, together with the cancellation of an equal number of the Issuer’s Class B Common Stock for shares of the Issuer’s Class A Common Stock on a one-for-one basis. The LLC Units exchanged and an equal number of shares of Class B Common Stock cancelled by each Spectrum Fund (as defined below) are as follows: (i) 2,891,523 by SE VII DHC AIV, L.P. (“SE VII DHC AIV”), (ii) 4,202 by Spectrum VII Investment Managers’ Fund, L.P. (“Spectrum VII Investment Managers’ Fund”) and (iii) 2,454 by Spectrum VII Co-Investment Fund, L.P. (“Spectrum VII Co-Investment Fund”).

(2) The Second Amended and Restated Limited Liability Company Agreement of Definitive OpCo permits holders of LLC Units to exchange their LLC Units for shares of Class A Common Stock on a one-for-one basis, subject to certain exceptions, conditions and adjustments. At the time of any such exchange, an equal number of shares of Class B Common Stock of the Issuer held by the Reporting Persons, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled. The LLC Units have no expiration date.

(3) SEA VII Management, LLC (“Spectrum”) manages the Spectrum Funds (as defined below) that collectively own, following the reported transactions, 1,441,657 shares of Class A Common Stock of the Issuer and 13,843,158 shares of Class B common stock of the Issuer, which are represented as follows: (i) 1,441,657 shares of Class A Common Stock held directly by SE VII DHC AIV Feeder, L.P. (“Spectrum Feeder” and together with SE VII DHC AIV, Spectrum VII Investment Managers’ Fund and Spectrum VII Co-Investment Fund, the “Spectrum Funds”), (ii) 13,811,367 shares of Class B Common Stock held directly by SE VII DHC AIV; (iii) 20,068 shares of Class B Common Stock held directly by Spectrum VII Investment Managers’ Fund; and (iv) 11,723 shares of Class B Common Stock held directly by Spectrum VII Co-Investment Fund. Spectrum is the general partner of Spectrum Equity Associates VII, L.P., which in turn is the general partner of each of the Spectrum Funds. Each Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Section 16 or any other purpose.

(4) Represents a pro rata distribution in kind of the Issuer’s Class A Common Stock for no consideration to limited partners by the Spectrum Funds in the following amounts: (i) 301,821 shares by Spectrum Feeder and (ii) 2,891,523 shares by SE VII DHC AIV. The other Spectrum Funds did not distribute any shares of Class A Common Stock.

(5) Represents the sale of shares of Class A Common Stock by Spectrum VII Co-Investment Fund. The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.36 to $9.54, inclusive. The Reporting Persons undertake to provide to Definitive Healthcare Corp., any security holder, or the staff of the Securities Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set for in footnotes (5) and (6) to Form 4.

(6) Represents the sale of shares of Class A Common Stock by Spectrum VII Investment Managers’ Fund. The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.36 to $9.54, inclusive.